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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of CIENA Corporation of our report dated November 25, 1998 relating to the consolidated financial statements appearing in CIENA Corporation's Annual Report on Form 10-K for the year ended October 31, 1998. We also consent to the incorporation by reference of our report dated November 25, 1998, except as to Note 2 "Lightera" and "Omnia" which are as of July 20, 1999 which appears in the Current Report on Form 8-K of CIENA Corporation dated July 21, 1999. We also consent to the reference to us under heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
McLean, Virginia
August 19, 1999